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                                                                  EXHIBIT 10.15



                               LICENSE AGREEMENT

     This License Agreement (the "Agreement") having an Effective Date of March 29, 1996, and is made by and between ROCKWELL INTERNATIONAL CORPORATION, a corporation organized and existing under the laws of the State of Delaware, having a place of business at 350 Collins Road NE, Cedar Rapids, Iowa 52498 (hereinafter referred to as "Rockwell") and XYBERNAUT CORPORATION, a corporation organized and existing under the laws of the Commonwealth of Virginia, having a place of business at 12701 Fair Lakes Circle, Fairfax, Virginia 22033 (hereinafter referred to as "Xybernaut").

     WHEREAS, Xybernaut has developed and acquired certain proprietary know how relating to a voice-activated portable computer system, which includes a specific hardware configuration in combination with specified operating system software; and

     WHEREAS Rockwell desires to design, make, use and sell products using certain portions of said Xybernaut proprietary know-how.

     NOW THEREFORE, in consideration for the mutual promises contained herein, Xybernaut and Rockwell agree as follows:

ARTICLE 1 - DEFINITIONS
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For the purposes of this Agreement, the following terms shall have the following indicated meanings:

1.1 "Portable PC" shall mean a personal computer, as generally described in U.S. Patent No. 5,305,244.

1.2 "Technical Information" shall mean all data, experience, documents, plans, designs, drawings, reports, manuals, methods, processes, specifications guidelines, test reports, instructions, procedures, and other information, related to the design, manufacture, use, or marketing of Portable PC's, provided or disclosed by Xybernaut in oral, written, or other form to Rockwell prior to the Effective Date of this Agreement.

1.3 "Intellectual Property Rights" shall mean all rights in Technical Information and other information provided by Xybernaut to Rockwell prior to the Effective Date of this Agreement under Patents, the laws of copyright, mask works, trade secret, trademark, unfair competition, and similar rights.

1.4 "Patents" shall mean U.S. Patent 5,305,244, and any other patents now or later owned by Xybernaut based on Technical Information as embodied in the claims of 5,305,244, and any patents whose claims are within the scope of the claims of U.S.

















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     Patent 5,305,244 and any patent whose claims cover a Unit; and shall specifically include any continuations, divisions, or continuations-in-part, provisionals, reexaminations, or reissues thereof, and any patent or patents issuing thereon and any counterpart foreign patent applications and patents heretofore or hereafter filed corresponding to said patents and applications.

1.5 "Net Selling Price" shall mean Rockwell's selling price or the price used to determine lease payments to its customers, F.O.B. Rockwell's factory, after deduction of shipping, related insurance, packing, sales and excise taxes, export duties or fees, and sales commissions to third parties as shall be paid and enumerated on Rockwell invoices. For purposes of Units not directly sold by the Collins Avionics and Communication Division of Rockwell to the general public, the Net Selling Price shall be the then-prevailing lowest price of the Unit offered to any party.

1.6 "Unit" of licensed product shall mean a Portable PC designed primarily for use in voice-activated, body-worn, mobile information applications comprising either a Processing Unit or the combination of a Processing Unit, a head-mounted display and a battery cell. "Unit" shall not include any other peripheral or attached elements or devices.

1.7 "Processing Unit" shall mean a portion of a Portable PC comprising the logic function, power supply board, case, memory, and input-output ports.

1.8 "Rockwell Unit" shall mean a Ruggedized Unit made by or for Rockwell and sold under the Rockwell name by Rockwell or its sales agents.

1.9  "Ruggedized" shall mean to possess the following characteristics:

          (a) Start and operate within a temperature range of 0 degrees to 45 degrees Centigrade;

          (b) Operate after a a single 2 foot drop onto a hard surface with the unit landing on a single face. If a hard disk drive is installed, the hard disk drive head will be locked or retracted.

          (c) Rain resistant.


























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ARTICLE 2 - LICENSES GRANTED
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2.1  For the term of this Agreement, Xybernaut hereby grants to Rockwell and its subsidiaries under its Intellectual Property Rights, a non-exclusive license that consists of:

     2.1.1 The world-wide right, with the exception of the countries of Germany and Japan, to manufacture, make, and have made, Rockwell Units.

     2.1.2 The world-wide right to develop, repair use, sell, distribute, lease or otherwise dispose of Rockwell Units.

     2.1.3 The world-wide right to establish distributors and sales agents, authorized to market, support, integrate hardware and software, and to modify, Rockwell Units to meet specific customer desires.

2.2 Xybernaut represents that it is the sole owner of all rights, title and interest in the Intellectual Property Rights covered by the grants set forth in Article 2.1 above and/or is empowered to enter this Agreement.

2.3 The rights contained in this Article 2 are conditioned upon adherence to the terms of this Agreement, including payments set forth in Article 3.

2.4 Xybernaut shall own the design and the intellectual property rights therein for the Processing Unit initially presented to Rockwell. In addition, Xybernaut shall own the design and intellectual property rights associated with the subsequent design alterations made to the Processing Unit by Rockwell and used for manufacture of the first 200 units ("Initial Design") under the purchase order agreement entered into between Rockwell and Xybernaut dated June 10, 1994, as amended February 14, 1995 (together the "Purchase Order"). For other intellectual property rights that have been developed by either party prior to the Effective Date that are in the Rockwell Unit, each party will be given immunity from suit, or claim, by the developing party for use of such intellectual property rights in adherence to the terms of this Agreement. Intellectual property rights developed subsequent to the date of this Agreement shall be owned by the party that developed such intellectual property.

2.5 It is specifically agreed that Rockwell shall not have the right to sublicense third parties for the manufacture and/or sale of Units, except to the extent that such sublicense is required for subcontracting the manufacturing of Rockwell Units or the sale of Rockwell Units through Rockwell's sales agents.



















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ARTICLE 3 PAYMENTS
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3.1  In consideration for the licenses granted in this Agreement, Rockwell shall pay Xybernaut:

     a.) A one time, non-refundable, lump sum payment of $300,000 that is due on the Effective Date of this Agreement. In consideration for the royalty rates stated below, Rockwell shall completely and immediately release Xybernaut from payment of the $1,395,000 under the above referenced Purchase Order.

     b.) A royalty for each Rockwell Unit of licensed product produced and sold or transferred by Rockwell, or its agents, in accordance with the following:

          4% of the Net Selling Price of the Rockwell Unit from the Effective Date through August 31, 1998;

          3% of the Net Selling Price of the Rockwell Unit from September 1, 1998 through August 31, 1999;

          2% of the Net Selling Price of the Rockwell Unit from September 1, 1999 through August 31, 2000; and

          1% of the Net Selling Price of the Rockwell Unit from September 1, 2000 through August 31, 2001.

     c.) No royalty shall be payable on any Rockwell Unit leased or consigned to Xybernaut.

3.2 Rockwell agrees that it will make Rockwell Units available to Xybernaut on terms no less favorable than the pricing, performance and delivery schedule of Rockwell Units Rockwell offers to any other customer, including any and all discounts, rebates and the like. Payment terms for Rockwell Units sold to Xybernaut shall be 75 days after invoice date during the term of this Agreement.

3.3 Rockwell shall maintain accurate and written records adequate to determine calculation of the royalties due hereunder for 3 years after the period for which royalty payments are made.

3.4 Within 75 days after the last day of March, June, September and December of each year, Rockwell shall provide Xybernaut a written report showing the number of Rockwell Units distributed during the previous calendar quarter and the calculation of royalties in the manner provided herein. Along with its report, Rockwell shall tender payment in the amount of the royalty owed.

















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3.5  An independent auditor, acceptable to both parties, shall be allowed to make independent verification of Rockwell's adherence to the terms of
     Article 2 and Article 3 of this agreement and the accuracy of Rockwell's submitted royalty payment and report. This right to inspection and audit shall not occur more than once a calendar year unless discrepancies in excess of 10% are found to exist. Overall costs of this audit shall be born by Xybernaut, unless a payment shortage discrepancy in excess of 10% is determined to exist.

3.6 Xybernaut and Rockwell hereby release each other from any and all claims they may now have against each other, based on circumstances prevailing prior to the Effective Date, relating to Portable PC's, and components thereof, except for any claims related to delivery and payment for equipment delivered, or to be delivered from the first 200 Units, under the Purchase Order.

ARTICLE 4 - TERM AND TERMINATION/PAID-UP LICENSE
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4.1  This Agreement will commence on the Effective Date and will continue until September 1, 2001. After the term, or any earlier termination in accordance with this Agreement, in which Rockwell is not in default or un-cured breach, Rockwell shall receive a fully paid-up, irrevocable, worldwide, unrestricted, perpetual license under the Intellectual Property Rights, as delineated in Article 2, as specifically modified to substitute "Units" for "Rockwell Units" in each instance of use in Articles 2.1.1; 2.1.2; and 2.1.3. Such license shall survive termination of this Agreement.

4.2 In the event of an early termination in which Rockwell is in default of this Agreement, this Agreement is terminated and the license granted hereunder to Rockwell will be revoked in full.

4.3 Either party shall have the right to terminate this Agreement upon written notice to the other, if it is determined that the other party is in material breach of any term, condition or covenant of this Agreement and fails to cure that breach within sixty (60) days of receipt of written notice of such alleged breach, provided such cure can reasonably be effected within 60 days. If such cure cannot be reasonably effected within 60 days, then one additional 30 day period will be allowed to effect such cure. If cure is not affected in such period, the party in breach shall be considered in default.

4.4 Any termination of this Agreement shall be without prejudice to any rights and remedies either party may have to performance under this Agreement, specifically including rights contractually extended to third parties based upon mobile information system Unit sales.


















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ARTICLE 5 - CONFIDENTIALITY
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5.1  In the course of carrying out their respective responsibilities under this Agreement, it is anticipated that each party may consult the other party's personnel about, or receive, certain of the other party's confidential business and technical information ("Confidential Information"), including Technical Information disclosed prior to the date of this Agreement. Each party will keep confidential, and without the other party's prior written consent, will not use, and will not disclose to any person or entity any Confidential Information except as expressly permitted by this Agreement. Each party will take reasonable precautions to ensure that the Confidential Information of the other party is made known in, and used by, personnel, agents, and representatives, only insofar as is necessary for the proper performance under this Agreement. Nothing in this Agreement shall require the party receiving Confidential Information of the other party to exercise any greater degree of care for such Confidential Information than such party normally exercises for its own information of like material.

5.2 "Confidential Information" relates only to information which is not generally available to others and which is disclosed to the receiving party in writing and marked by stamp or legend as proprietary, or if given orally, is identified as proprietary at the time of disclosure and subsequently restated in full in written form, within thirty (30) days after the oral or visual disclosure and marked by stamp or legend accordingly. In addition, the foregoing obligations of this Article 5 will not apply to any information or data that (i) is known or available to the general public by publication or otherwise through no act or failure to act on the part of the recipient or its personnel, agents or representatives; (ii) is made public by the disclosing party; (iii) is furnished to the recipient by a third-party as a matter of right; (iv) is already known to the recipient on a non-confidential basis; (v) is independently developed by the recipient; (vi) is disclosed outside of the recipient in accordance with the terms of a prior written authorization from the supplying party; or (vii) is required to be disclosed by applicable law or laws. The obligations not to use or disclose information shall not apply to any information exempted by the foregoing exceptions (i)-(vii).

5.3 The obligations of the parties under this confidentiality provision shall continue in effect for a period of five years from the date first disclosed above and shall survive termination of this Agreement.

ARTICLE 6 - LIMITATION OF LIABILITIES
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     IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL,
     SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES.

















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ARTICLE 7 - MISCELLANEOUS
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7.1  This Agreement constitutes the entire and only Agreement between the parties relating to the subject matter hereof, and all prior negotiations, representations, agreements and understandings are superseded hereby. No Agreement altering or supplementing the terms hereof shall be effective, unless made by means of written document, signed by an authorized representative of the parties.

7.2 Any notice required by this Agreement shall be effective when given by prepaid first-class certified mail, return receipt request, addressed to Xybernaut or Rockwell to the address first written above, or to such other addresses as may be given from time to time under the terms of this Notice provision.

7.3 This Agreement does not constitute a partnership, joint venture, or agency relationship between the parties hereto. Neither party shall hold itself out as such, contrary to the terms hereof, by advertising or otherwise, nor shall either party be bound or become liable because of any representation, misrepresentation, action, or omission by the other party. In the event that any provision or part of any provision of this Agreement is found to be invalid, then such provision, or the invalid part thereof shall be stricken from the Agreement, and the remaining provisions shall remain in full force and effect.

7.4 Wavier by the party of any default hereunder shall not deprive such party of any rights arising by reason of any subsequent default.

7.5 This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Virginia.

7.6 Neither party shall be responsible for any delays in delivery which are due to causes beyond its control including, but not limited to, acts of God or of a public enemy, acts of the United States or the United States Government, or any preference priority, or any order of any of said Governments, or to fires, floods, epidemics, quarantine, restrictions, strikes, embargoes, unduly severe weather, incidents of war, or delays of suppliers due to such causes.

7.7 If any claim or controversy arises out of, or relates to, this Agreement, the Parties shall make a good faith attempt to resolve the matter through their management representatives. The managers of the division having cognizance of the subject matter of the Agreement of the party shall first meet in person and make a good faith attempt to resolve such controversy or claim. If after such good faith attempt, such managers cannot otherwise settle or resolve the claim or controversy, or if the subject matter of the Agreement is not under the cognizance of such division of the Parties, the senior management representatives of each Party shall meet in person and make a good faith attempt to resolve the matter.

          In the event that the claim or controversy cannot otherwise be settled by such managers or senior management of the corporation after good faith attempt,










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     the Parties agree, prior to litigation, to attempt in good faith to resolve such claim or controversy. Any dispute, controversy or claim arising under, out of, or relating to this Agreement, including without limitation, its formation, validity, binding effect, interpretation, performance, breach or termination, as well as non-contractual claims, shall be submitted to arbitration in accordance with the World Intellectual Property Organization (WIPO) Arbitration Rules. The place of arbitration shall be within the continental United States of America.

7.8 Either Party to this Agreement shall have the right to publicize the existence of the agreement, but not the material terms, subject to the prior written approval of the other party, such approval not to be unreasonably withheld.

7.9 This Agreement is binding upon and shall inure to the benefit of any successors or assigns of the respective Parties, if such successor or assign is a corporation owned by either party, or if such succession or assignment is related to a merger or sale of that Party with/to another entity. Neither Rockwell nor Xybernaut shall unreasonably object to a transfer or assignment of this Agreement by the other Party to a successor or assignee under this Article 7.9.

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement.


ROCKWELL INTERNATIONAL CORP.                 XYBERNAUT CORPORATION

/s/ R. P. MAROVICH                           /s/ EDWARD G. NEWMAN
- -----------------------------------          ---------------------------------
Signature                                    Signature

R. P. Marovich                               Edward G. Newman
- -----------------------------------          ---------------------------------
Printed Name                                 Printed Name

Executive Vice President
Collins Avionics & Communications Div        President
- -----------------------------------          ---------------------------------
Title                                        Title

March 29, 1996                               March 29, 1996
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Date                                         Date




















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 Interim 90-Day Agreement Between Kopin Corporation and Xybernaut Corporation

Both parties agree that the intent of this interim agreement is to fashion the basis for an effective working relationship between the two companies to cover the next 90-Day period. Also, during this 90-Day period both companies should focus on defining the terms and conditions under which the two companies will deal with each other on a long term basis. During this time, the following guidelines will govern the relationship.

1. During the 90-Day period following signature of this Agreement, Kopin will extend to Xybernaut the right to purchase all of the prototype monochrome monocular HMDs that Kopin manufactures for the belt worn voice and/or thought activated computer or terminal systems for the maintenance markets. Every two weeks, Kopin will provide Xybernaut with a manufacturing forecast for the following two week period. Xybernaut, at that time, will have the option of purchasing for delivery within a 30-Day period, any or all such units. If, for any reason, Xybernaut fails to purchase any, or all, of these HMDs, Kopin retains the right to sell the excess units to any third party other than the InterVision Corporation or Phoenix Corporation.

2. During this 90-Day period, Xybernaut agrees to purchase a minimum of 130 units from Kopin. Kopin agrees to deliver a minimum of 30 units during the first 30-Day period of this agreement. Units delivered to Xybernaut during this period but which (a) fail to pass quality inspection (b) are returned to Kopin, and (c) are not returned by Kopin prior to the end of this 90-Day period will count toward the minimum purchase.

3. Unit pricing for this 90-Day period will be $1,550. A new agreement with quantity pricing and other terms will be negotiated in good faith by both parties during the period of this interim agreement.

4. Xybernaut will have 5-Days to inspect and reject any units delivered to it by Kopin. Kopin retains the right to resell any rejected units to any third party other than InterVision Corporation or Phoenix Corporation. In all cases, the first business day of acceptance is the business day (Monday) after the units have been received by Xybernaut and all shipments of units should be arranged by Kopin for delivery to Xybernaut on Fridays.

5. Pricing for the first 25 units will be COD. After that period, Kopin will begin to extend credit to Xybernaut on a net 15-Day period for a sum not to exceed $38,750 until Kopin believes that further relaxation of its credit restrictions are warranted.

6. Kopin will have unique part numbers and serial numbers for each HMD unit of the type to Xybernaut.

Agreed and accepted on May 13, 1996 by  Agreed and accepted on May 10, 1996 by
Kopin Corporation                       Xybernaut Corporation

By: /s/ JOHN C. C. FAN                  By: /s/ EDWARD G. NEWMAN
    ---------------------------             -----------------------------
John C. C. Fan, CEO/President           Edward G. Newman, President